Exhibit 10.1

Execution Version

NOTE PURCHASE AGREEMENT

BY AND AMONG

EPSILON ACQUISITIONS LLC,

ODYSSEY MARINE ENTERPRISES, LTD.

AND

ODYSSEY MARINE EXPLORATION, INC.

DATED AS OF MARCH 18, 2016

( i )

( ii )

ADDENDA

ANNEXES

Annex A	Definitions

Annex B	Cross Reference Sheet of Terms Defined Herein

EXHIBITS – FORMS OF

Exhibit A	Note

Exhibit B	OME Pledge Agreement

Exhibit C	MEH-Parent Pledge Agreement

Exhibit D	Registration Rights Agreement

( iii )

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 18, 2016, by and among Odyssey Marine Exploration Inc., a Nevada corporation (the “Parent”), Odyssey Marine Enterprises, Ltd., a Bahamas company and wholly owned subsidiary of the Parent (the “Company”), and Epsilon Acquisitions LLC, a Delaware limited liability company (the “Lender”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in Annex A hereto.

RECITALS:

WHEREAS, on the terms and subject to the conditions set forth herein, the Lender is willing to extend loans from time to time to the Company which will be evidenced by a secured convertible promissory note in the principal amount of $3,000,000 (the “Note”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

ISSUANCE AND SALE OF NOTE; CLOSING

Section 1.1. Loans. On the terms and subject to the conditions set forth in this Agreement, Lender commits to loan to the Parent and its Affiliates, in one or more transactions (each such transaction, a “Loan”), up to $3,000,000. The Parent has irrevocably instructed Lender that any Loan shall be made directly to the Company. The Company’s obligation to repay the Loan will be evidenced by the Note in the form attached hereto as Exhibit A. The Note will be guaranteed by the Parent pursuant to Section 8 of the Note.

Section 1.2. Initial Closing.

(a) The Lender shall extend an initial loan in the amount of $1.5 million (the Initial Loan”) on March 31, 2016, which shall be delivered in the form of wire transfer of immediately available funds to an account designated in writing by the Company.

(b) The closing of the Initial Loan (the “Initial Closing”) shall be held March 31, 2016 at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York at 10:00 a.m. Eastern Time; provided, that the Initial Closing may occur on such other date or at such other time and place as the Parent and the Lender may mutually agree in writing in their sole discretion. The date on which the Initial Closing actually occurs is referred to as the “Initial Closing Date.”

Section 1.3. Deliveries at the Initial Closing.

(a) At the Initial Closing, the Parent shall, or shall cause the Company to, deliver to Lender:

(i) the Note;

(ii) a pledge agreement from the Company, pledging 54,000,000 shares of Oceanica stock (the “Pledged Oceanica Shares”) and any receivables due from Oceanica and its Subsidiaries, to secure repayment of the Note, in the form of Exhibit B hereto (the “OME Pledge Agreement”);

(iii) a pledge agreement from (A) Marine Exploration Holdings, LLC, a Nevada limited liability company (“MEH”, and together with the Company, the “Intermediate Holdcos”), pledging all of the outstanding equity in the Company, and any receivables due from Oceanica and its Subsidiaries and (B) Parent, pledging all of the outstanding equity in MEH and any receivables due from Oceanica and its Subsidiaries, to secure repayment of the Note, in the form of Exhibit C hereto (the “MEH-Parent Pledge Agreement”, and together with the OME Pledge Agreement, the “Pledge Agreements”);

(iv) a Registration Rights Agreement in the form of Exhibit D hereto;

(v) customary secretary’s certificates attaching authorizing resolutions, charter documents and incumbency information relating to the Company, in form and substance reasonably satisfactory to the Lender; and

(vi) all other instruments and certificates that the Parent or the Company is required to deliver pursuant to the terms of this Agreement or the other Transaction Documents.

(b) At the Initial Closing, the Lender shall deliver all instruments and certificates that the Lender is required to deliver pursuant to the terms of this Agreement.

Section 1.4. Second Loan Closing.

(a) The Lender shall extend a second loan in the amount of $1.5 million on April 30, 2016 (the “Second Loan”), subject to the satisfaction of the following conditions:

(i) No “Event of Default” shall have occurred with respect to the Promissory Note, dated as of March 11, 2015 (as amended from time to time), by and among the Parent, the Company and Minera del Norte, S.A. de C.V. (the “Existing Loan”);

(ii) the Pledged Oceanica Shares being owned by the Company free and clear of all Liens other than: (i) the Monaco Option and the Monaco Pledge, to the extent enforceable, (ii) the Oceanica Call, and (iii) a pledge securing the Existing Loan;

(iii) the representations and warranties set forth in Article II shall be true and correct in all material respects at, and as of, the Second Closing, and there shall be no breach of, or default under, any Transaction Document by the Company or any of its Affiliates;

(iv) trading in the Common Stock shall not have been suspended by NASDAQ; and

(v) the registration of the Existing Pledge in the Panamanian Public Registry shall be in effect and continuing and there shall be no prior pledge registered.

(b) The closing of the Second Loan (the “Second Closing”) shall be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York at 10:00 a.m. Eastern Time on the later of: (i) April 30, 2016, and (ii) two Business Days after the satisfaction of the conditions set forth in Section 1.4(a); provided, that the Second Closing may occur on such other date or at such other time and place as the Parent and the Lender may mutually agree in writing in their sole discretion. The date on which the Second Closing actually occurs is referred to as the “Second Closing Date.”

Section 1.5. Deliveries at the Second Closing.

(a) At the Second Closing, the Parent shall, or shall cause the Company to, deliver to the Lender such documents as the Lender shall reasonably request.

(b) At the Second Loan Closing, the Lender shall deliver:

(i) the Second Loan, which shall be delivered in the form of wire transfer of immediately available funds to an account designated in writing by the Company; and

(ii) all other instruments and certificates that the Lender is required to deliver pursuant to the terms of this Agreement.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE COMPANY

The Parent and the Company each hereby represent and warrant to the Lender the following:

Section 2.1. Organization, Existence and Good Standing.

(a) Each of the Parent and the Company is duly organized and is validly existing and in good standing under the Laws pursuant to which it was formed, and has all requisite corporate or other entity power authority to carry on its businesses as now conducted and as presently proposed to be conducted. Each of the Parent and the Company is duly licensed or qualified to transact business as a foreign corporation or other equivalent entity and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect upon the Parent or the Company.

(b) Neither the Parent nor the Company is, or has been within the past five (5) years, an “investment company” within the meaning of the Investment Company Act of 1940.

Section 2.2. Authorization.

(a) Each of the Parent, the Company and each of their respective Subsidiaries, as applicable, has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to carry out the provisions of this Agreement and the other Transaction Documents to which it is a party, including with respect to the Parent, the power and authority to issue the Common Stock issuable upon conversion of the Note.

(b) All action on the part of the Parent, the Company and each of their Subsidiaries, as applicable, their respective officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which the Parent, the Company and each of their Subsidiaries, as applicable, is a party, and the performance of all obligations of the Parent, the Company and their Subsidiaries hereunder and thereunder, and the authorization, issuance (or reservation for issuance) and delivery of the Common Stock issuable upon conversion of the Note has been taken. This Agreement has been duly and validly executed and delivered by the Parent and the Company, and the other Transaction Documents to which the Parent, the Company or any Subsidiary is a party, when executed and delivered, will constitute, assuming this Agreement and the other Transaction Documents have been duly authorized, executed and delivered by Lender, and are, valid and legally binding obligations of the Parent and the Company, enforceable in accordance with their respective terms except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally; and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies (the “Enforceability Exceptions”).

(c) The Board of Directors of the Parent (the “Board of Directors”), by resolutions unanimously adopted at a meeting duly called and held, has (i) determined and declared that this Agreement and the Contemplated Transactions are advisable and fair to, and in the best interests of, the Parent and its stockholders and (ii) authorized and approved the execution, delivery and performance of this Agreement and the Transaction Documents. Such resolutions have not been rescinded, modified or withdrawn in any way as of the date of this Agreement.

Section 2.3. No Conflict or Violation. The execution, delivery and performance by the Parent, the Company and their Subsidiaries of this Agreement and the other Transaction Documents to which they are a party and the consummation by the Parent, the Company and their Subsidiaries of the Contemplated Transactions in accordance with the terms hereof or thereof will not (with notice or lapse of time, or both) (a) conflict with or violate any provision of (i) the articles of incorporation or bylaws of the Parent, (ii) the articles of incorporation or bylaws of the Company or (iii) any equivalent organizational or governing document of any

Subsidiary of the Parent or the Company, (b) require any consent or approval under, violate, conflict with or result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties, rights or assets of the Parent, the Company or any of their Subsidiaries, (c) conflict with or violate any Order binding upon the Parent, the Company or any of their Subsidiaries, or (d) conflict with or violate any Law applicable to the Parent or any of its Subsidiaries, except in the case of each of the foregoing clauses (a)(iii), (b), (c) and (d), for such violations, conflicts, breaches, defaults, impairments or revocations that would not reasonably be expected to be material.

Section 2.4. Governmental Consents and Approvals. The execution, delivery and performance by the Parent, the Company and their Subsidiaries of this Agreement and the other Transaction Documents to which they are a party and the consummation by the Parent, the Company and their Subsidiaries of the Contemplated Transactions in accordance with the terms hereof or thereof will not (with notice or lapse of time, or both) require any Permit or filing or registration with or notification to any Governmental Agency with respect to the Parent, the Company and their Subsidiaries except for filings necessary or appropriate to perfect Lender’s security interests in collateral securing the Loans and except where the failure to obtain such Permits, or to make such filings, registrations or notifications would not reasonably be expected to be material.

Section 2.5. Capitalization and Voting Rights.

(a) As of the date hereof, the equity capitalization of the Parent consists of:

(i) 75,000,000 authorized shares of Common Stock, of which 7,541,111 shares are issued and outstanding and 466,893 will be issuable upon the exercise of outstanding options or settlement of restricted stock units; and

(ii) 25,000,000 shares of Preferred Stock, 20,167 of which are designated as “Series D Preferred Stock” and 0 of which are issued and outstanding.

(b) The outstanding Common Stock has been duly authorized and validly issued, is fully paid and non-assessable, and was issued in accordance with the registration or distribution provisions of the applicable securities Laws or pursuant to valid exemptions therefrom.

(c) As of the date hereof, except as set forth on Schedule 2.5(c) and except pursuant to the Stock Purchase Agreement, by and among the Parent, Penelope Mining LLC, and Minera Del Norte S.A. de C.V., dated as of March 11, 2015 (the “Stock Purchase Agreement”) there is no:

(i) outstanding option, warrant, right (contingent or other, including conversion, exchange, participation, right of first refusal, co-sale or pre-emptive rights or rights regarding phantom stock or stock appreciation rights) or agreement for the purchase or acquisition from the Parent or the Company of any

Common Stock, Preferred Stock or any other shares or securities of the Parent or the Company, or any options, warrants or rights convertible into or exchangeable for any thereof;

(ii) commitment by the Parent or the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities or other such rights or to distribute to holders of its equity securities any evidence of indebtedness or assets;

(iii) bond, debenture, note or other indebtedness of the Parent or the Company that entitles the holder thereof to vote (or is convertible into, or exchangeable or exercisable for, securities having the right to vote) with the Stockholders on any matter;

(iv) outstanding contractual obligations, commitments or arrangements of any character (contingent or otherwise) that are binding on the Parent or the Company or any of their Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Parent or the Company; or

(v) obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of the Parent’s or the Company’s capital stock or other equity or voting securities under the Securities Act.

(d) Neither the Parent nor or the Company has or intends to accelerate any rights or waive any conditions existing under any outstanding option, warrant, right or agreement (contingent or otherwise, including exercise, vesting, payment, conversion, exchange, participation, right of first refusal, co-sale or pre-emptive rights or rights regarding phantom stock or stock appreciation rights) for the purchase or acquisition from the Parent or the Company of any Common Stock, Preferred Stock or any other shares or securities of the Parent or the Company, or any options, warrants or rights convertible into or exchangeable for any thereof.

(e) Neither the Parent nor or the Company is an “Issuing Corporation” as such term is defined in Section 78.3788 of the Nevada Revised Statutes by virtue of the fact that either it has less than 200 holders of record and/or it has less than 100 holders of record who have addresses in the State of Nevada, in either case, appearing on the stock ledger of the Parent or the Company.

Section 2.6. Subsidiaries. The Parent owns all of the issued and outstanding membership interests in MEH, free and clear of all Liens other than the Liens pursuant to the MEH-Parent Pledge Agreement, and MEH owns 500,000,000 shares of the Company representing all of the issued and outstanding shares of Company free and clear of all Liens other than the Liens pursuant to the OME Pledge Agreement. Each of MEH, the Company and each Subsidiary of the Company: (a) is validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and assets and to carry on its businesses as now conducted and (c) is duly qualified or licensed to do business in every jurisdiction in which its ownership, leasing or operation of property or assets or the conduct of businesses as now conducted requires it to be qualified or licensed, other than in the case of the Intermediate Holdcos, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, prospects, condition (financial or otherwise), affairs, properties, assets or Liabilities of the Parent and its Subsidiaries, taken as a whole (a “Material Adverse Effect”).

Section 2.7. Oceanica. As of the date hereof and as of the Second Closing Date:

(a) The Company owns 54,000,000 shares of Oceanica, free and clear of all Liens except as set forth on Schedule 2.7(a).

(b) The outstanding equity capitalization of Oceanica is as set forth on Schedule 2.7(b).

(c) As of the date hereof, except as set forth on Schedule 2.7(c) and except as contemplated pursuant to an Approved Monaco Transaction, there is no:

(i) outstanding option, warrant, right (contingent or other, including conversion, exchange, participation, right of first refusal, co-sale or pre-emptive rights or rights regarding phantom stock or stock appreciation rights) or agreement for the purchase or acquisition from any of the Intermediate Holdcos or Oceanica of any equity, or any options, warrants or rights convertible into or exchangeable for any such equity;

(ii) commitment by the Intermediate Holdcos or Oceanica to issue shares, subscriptions, warrants, options, convertible or exchangeable securities or other such rights or to distribute to holders of its equity securities any evidence of indebtedness or assets;

(iii) bond, debenture, note or other indebtedness of the Intermediate Holdcos or Oceanica that entitles the holder thereof to vote (or is convertible into, or exchangeable or exercisable for, securities having the right to vote) with the holders of equity in the Intermediate Holdcos or Oceanica on any matter;

(iv) outstanding contractual obligation, commitment or arrangement of any character (contingent or otherwise) that are binding on the Intermediate Holdcos or Oceanica to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in the Intermediate Holdcos or Oceanica; and

(v) obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of the capital stock of the Intermediate Holdcos or Oceanica under the Securities Act.

(d) Set forth on Schedule 2.7(d) is a true and complete list of each Permit Oceanica has obtained, or made filings to obtain, in connection with the construction,

development and operation of the Don Diego Project (each, a “Project Permit”). True and complete copies of all such Permits and filings and all material written correspondence with any Governmental Agency regarding any Project Permit has been furnished to Lender. No Governmental Agency has provided the Parent, Oceanica or any of their Subsidiaries, or to the knowledge of the Parent any other Person, written notice that such Governmental Agency does not intend to issue any Project Permit or any other Permit that is reasonably necessary for the construction, development and operation of the Don Diego Project. There is no Proceeding pending or threatened (in writing or otherwise) (i) with respect to any alleged error or omission contained in any filing related to any Project Permit, or (ii) following the issuance of any Project Permit, with respect to any alleged failure to be in compliance with the terms thereof, or which is likely to result in the revocation or termination of such Project Permit.

(e) Oceanica or a Subsidiary thereof has the exclusive ownership of the mineral rights related to the Don Diego Project covering not less than 300,000 hectares, each of which are listed on Schedule 2.7(e) (the “Project Mineral Rights”), free and clear of any Liens other than Permitted Liens. The Project Mineral Rights are sufficient to conduct the Don Diego Project in a manner consistent with the business plans of the Parent.

(f) The Parent is not aware of any facts or circumstances that would cause the Technical Report: Revised Assessment of the Don Diego West Phosphorite Deposit, Mexican Exclusive Economic Zone (EEZ), dated June 30, 2014, to not be true and correct in all material respects.

Section 2.8. Parent Reports; Financial Statements; Undisclosed Liabilities.

(a) The filings, including all material forms, registration, proxy and information statements, prospectuses, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, filed or furnished by the Parent since January 1, 2015 under the Securities Act or the Exchange Act (the “Parent Reports”), have been timely filed or furnished (as applicable) with the SEC and complied, as of their respective filing dates, in all material respects with all applicable requirements of the statutes and the rules and regulations thereunder, in each case as in effect on the dates so filed, including any amendments of such Parent Reports filed with the SEC. None of the Parent Reports contained, at the time such Parent Report was filed, or if amended or restated, at such time when finally amended, restated or subsequently mailed to securityholders, any untrue statement of any material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All such Parent Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be.

(b) As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to the Parent Reports, and to the Knowledge of the Parent, neither the Parent nor any Parent Report is the subject of an ongoing SEC review or outstanding SEC investigation.

(c) Each of the consolidated financial statements, consolidated balance sheets, consolidated statements of operations and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) of the Parent included in or incorporated by reference into the Parent Reports: (i) complied, as of the respective filing dates thereof, in all material respects with the applicable rules and regulations of the SEC with respect thereto as in effect on the respective filing dates thereof, (ii) were prepared in accordance with U.S. generally accepted accounting principles consistently applied during the periods involved (“GAAP”), except as may be footnoted therein, (iii) fairly presented, in all material respects, the consolidated financial position of the Parent, as of the respective dates thereof, and the consolidated results of operations, retained earnings (accumulated deficit) and cash flows, as the case may be, of the Parent for the respective periods then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments). Neither the Parent nor any of its Subsidiaries has received, in writing, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Parent or any of its Subsidiaries or their respective internal accounting controls. To the Knowledge of the Parent, no attorney representing the Parent or its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors or any committee thereof pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act of 2002.

(d) The Parent has (A) implemented and maintains (x) disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Parent and its Subsidiaries is made known on a timely basis to the management of the Parent and (y) a system of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and (B) disclosed to the Parent’s outside auditors and the audit committee of the Board of Directors (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Parent’s and its Subsidiaries’ ability to record, process, summarize and report financial data and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal control over financial reporting.

(e) There are no Liabilities of the Parent or its Subsidiaries of a nature (whether accrued, absolute, contingent or otherwise) other than: (i) Liabilities set forth in the consolidated balance sheet, including the notes thereto, of the Parent included in the most recent Parent Reports; (ii) Liabilities or obligations incurred in the ordinary course of business consistent with past practices since the date of such balance sheet; (iii) Liabilities under Contracts, none of which arise out of any breach, default or non-performance by the Parent or its Subsidiaries; and (iv) Liabilities disclosed on the Disclosure Schedules to this Agreement.

Section 2.9. Orders and Proceedings. There are no outstanding Orders to which the Parent or any of its Subsidiaries or any of their respective properties or assets is subject or bound that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and there are no Proceedings pending or, to the Knowledge of the Parent, threatened against the Parent or any of its Subsidiaries or to which any of their respective properties or assets is subject or bound that, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.10. Compliance.

(a) The Parent and its Subsidiaries are, and for the past three years have been, in material compliance with all material Laws applicable to them; and during the past three years, neither the Parent nor any of its Subsidiaries has received written notice from any Governmental Agency or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to materially comply with, any material Law, except for such non-compliance as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Parent and its Subsidiaries are not in breach or default under any of their contracts with Monaco and its Affiliates.

Section 2.11. Receivables. As of the date hereof, the amount due and owing from Oceanica and its Subsidiaries to the Parent and its Subsidiaries is as set forth on Schedule 2.11, which schedule sets forth the debtor, the creditor and that amount due.

Section 2.12. Anti-Corruption; Anti-Money Laundering.

(a) Neither the Parent nor the Company or any of their respective Subsidiaries, nor any director or officer of any of the Parent, the Company or their respective Subsidiaries, nor, to the Knowledge of the Parent, the Company, any stockholder, employee, vendor, sub-contractor or representative acting on behalf of any of the Parent, the Company and their Subsidiaries, has taken any action, directly or indirectly, that would result in a material violation of any Anti-Corruption Law, Anti-Money Laundering Law, or OFAC Law, whether within the United States of America or elsewhere.

(b) The Parent and the Company have established and maintains procedures and controls that are reasonably designed to ensure that the Parent, the Company and their respective Subsidiaries are in compliance in all material respects with any applicable Anti-Corruption Laws, Anti-Money Laundering Laws or OFAC Laws.

(c) None of the Parent, the Company and their respective Subsidiaries has found material violations of any Anti-Corruption Law, Anti-Money Laundering Law or OFAC Law in an internal investigation, made a voluntary or other disclosure to a Governmental Agency related to any Anti-Corruption Law, Anti-Money Laundering Law

or OFAC Law or received any written official notice, citation, complaint or report related to alleged violations of any Anti-Corruption Law, Anti-Money Laundering Law or OFAC Law and either filed with a court, tribunal, or other Governmental Agency or transmitted by a Governmental Agency. Neither the Parent nor the Company has any Knowledge that it or any of its respective Subsidiaries is under investigation by any Governmental Agency for possible violations of any Anti-Corruption Law, Anti-Money Laundering Law or OFAC Law.

(d) None of the Parent, the Company and their respective Subsidiaries, nor any director or officer of the Parent, the Company or any of their respective Subsidiaries and, to the Knowledge of the Parent, no employee or agent of any of the Parent or any of its Subsidiaries is (i) a blocked person or denied party under any Anti-Money Laundering Law or (ii) a Person with whom dealing or engaging in transactions is prohibited or sanctioned under any Laws of the United States of America or any other applicable jurisdiction. Neither the Parent, the Company nor any of their respective Subsidiaries is a party to any Contract or other agreement or has engaged in any transaction or other business dealing with any country that, at the time of the relevant transaction, was subject to comprehensive (as opposed to list-based) OFAC Laws.

Section 2.13. Brokers. No person, firm or corporation has or, as a result of any action taken by the Parent, the Company, their respective Subsidiaries or any of their authorized representatives, will have, in the context of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon the Parent, the Company, their respective Subsidiaries or the Lender for any commission, fee or other compensation as a finder or broker or in any similar capacity.

Section 2.14. Offering. Assuming the accuracy of the Lender’s representations and warranties set forth in this Agreement, the issuance of Common Stock issuable upon conversion of the Note is exempt from the registration and prospectus requirements of the Securities Act, and any other applicable securities Law, and will be issued in compliance with all applicable federal and state securities and blue sky Laws. Neither the Parent, the Company nor any Person acting on their behalf will take any action hereafter that would cause the loss of such exemption. The issuance of the Common Stock issuable upon conversion of the Note to the Lender will not be integrated with any other issuance of the Parent’s securities (past, current or future) for purposes of any stockholder approval provisions applicable to the Parent or its securities.

Section 2.15. Anti-Takeover Provisions. The Parent has taken all actions necessary to render inapplicable to this Agreement and the Contemplated Transactions, and inapplicable to Lender and the Common Stock issuable upon conversion of the Note in connection with this Agreement and the Contemplated Transactions, any and all “fair price,” “moratorium,” “control share acquisition,” “business combination” and other similar statutes or regulations of any state or jurisdiction (collectively, “Takeover Laws”); and without limiting the foregoing, the Board of Directors has taken all actions necessary so that the restrictions on business combinations contained in Sections 78.378-78.3793 and 78.411-78.444 of the Nevada Revised Statutes, and, accordingly, any other section or any other Nevada Takeover Law or similar statute or regulation will not apply with respect to, or as a result of, the execution of this Agreement, the other Transaction Documents or the consummation of the Contemplated Transactions, without any further action on the part of the Stockholders or of the Board of Directors.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE LENDER

The Lender hereby represents and warrants to the Parent as of the date hereof that:

Section 3.1. Organization, Existence and Good Standing. Lender is duly organized and is validly existing and in good standing under the Laws pursuant to which it was formed, and has all requisite corporate power and corporate authority to carry on its businesses as now conducted and as presently proposed to be conducted. Lender is duly licensed or qualified to transact business as a foreign corporation or other equivalent entity and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except for those jurisdictions where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have an Lender Material Adverse Effect.

Section 3.2. Authorization. Lender has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to carry out the provisions of this Agreement and the other Transaction Documents to which it is a party. Any and all corporate or partnership action on the part of Lender necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of Lender hereunder at each Closing has been, or will by each Closing have been, taken. This Agreement has been duly and validly executed and delivered and constitutes, and the Transaction Documents to which Lender is a party when executed and delivered will constitute, assuming due execution and delivery by the other parties thereto of this Agreement and the Transaction Documents, valid and legally binding obligations of Lender, enforceable against Lender in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 3.3. Receipt of Information. Lender believes it has received all the information the Lender considers necessary or appropriate for deciding whether to purchase the Note. Lender further represents that Lender has had an opportunity to ask questions and receive answers from the Parent regarding the terms and conditions of the offering of the Note and the business, properties, prospects and financial condition of the Parent and to obtain additional information (to the extent the Parent possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Lender or to which Lender had access. The foregoing, however, does not limit or modify the representations and warranties of the Parent and the Company in ARTICLE II of this Agreement or the right of Lender to rely thereon.

Section 3.4. Investment Experience. Lender confirms that it has such knowledge and experience in financial and business matters that Lender is capable of evaluating the merits and risks of an investment in the Note and of making an informed investment decision and understands that: this investment is suitable only for an investor which is able to bear the economic consequences of losing its entire investment; the purchase of the Note by the Lender hereunder is a speculative investment which involves a high degree of risk of loss of the entire investment; there are substantial restrictions on the transferability of, and there will be no public market for, the Note, and accordingly, it may not be possible for the Lender to liquidate its investment in case of emergency; and this Agreement and the other Transaction Documents create a complex set of rights and obligations of the Lender.

Section 3.5. Qualifications of Lender. Lender is an “Accredited Lender” as such term is defined in Rule 501(a) under the Securities Act (without reliance on Rule 501(a)(4) thereof). The Lender will provide reasonable information requested by the Parent in connection with any filing required to be made with applicable securities regulators in connection with any issuance of Common Stock issuable upon conversion of the Note. Lender is not a “Bad Actor” within the meaning of Rule 506 of the Securities Act.

Section 3.6. Restricted Securities. Lender understands that no securities of the Parent may be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of either an effective registration statement covering the Note or the Common Stock into which it may have been converted, as applicable, compliance with such distribution requirements or an available exemption from registration under the Securities Act, the Note or the Common Stock into which it may have been converted, as applicable, must be held indefinitely. Lender understands that the Note and the Common Stock into which it may have been converted will carry legends required by Law. In particular, the Lender is aware that the Note may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that rule are met.

ARTICLE IV.

MISCELLANEOUS

Section 4.1. Rules of Construction.

(a) When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or a Disclosure Schedule to this Agreement unless otherwise indicated.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement or any other Transaction Document, they shall be deemed to be followed by the words “without limitation.”

(c) Whenever the word “or” is used in this Agreement, it shall not be deemed exclusive.

(d) All terms defined in this Agreement shall have the defined meanings when used in any other Transaction Document or in any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein. The definitions contained in this Agreement and any other Transaction Document are applicable to the singular as well as to the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

(e) Except as expressly stated in this Agreement, all references to any Law are to such Law as amended, modified, supplemented or replaced from time to time, and all references to any section of any Law include any successor to such section.

(f) Except as expressly stated in this Agreement, all references to any agreement are to such agreement and include any exhibits, annexes and schedules attached to such agreement, in each case, as the same is in effect as of the date of this Agreement and in the case of any such agreement to which the parties are other than all of the parties to this Agreement, without giving effect to any subsequent amendment or modification.

(g) All references to “$” or “dollars” mean the lawful currency of the United States of America.

(h) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared in accordance with United States generally accepted accounting principles, as consistently applied by the Parent and the Company.

(i) No specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty. It is the intent of the parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative.

(j) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Transaction Documents with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Transaction Documents shall be construed as jointly drafted by the parties hereto and thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or any other Transaction Document.

(k) The table of contents and the headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the other Transaction Documents.

Section 4.2. Entire Agreement. This Agreement, the other Transaction Documents, the Disclosure Schedules hereto and thereto, and the other agreements included as exhibits hereto and thereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and, understandings, among the parties with respect to the subject matter hereof and thereof. In the event of a conflict between the terms of this Agreement and the other Transaction Documents, the terms of this Agreement shall govern.

Section 4.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date sent by facsimile (with confirmation of transmission) or electronic mail if sent during normal business hours of the recipient during a Business Day, and otherwise on the next Business Day, if sent after normal business hours of the recipient, provided that in the case of electronic mail, each notice or other communication shall be confirmed within one Business Day by dispatch of a copy of such notice pursuant to one of the other methods described herein, (c) if dispatched via a nationally recognized overnight courier service (delivery receipt requested) with charges paid by the dispatching party, on the later of (i) the first Business Day following the date of dispatch, or (ii) the scheduled date of delivery by such service, or (d) on the fifth Business Day following the date of mailing, if mailed by registered or certified mail, return receipt requested, postage prepaid to the party to receive such notice, at the following addresses, or such other address as a party may designate from time to time by notice in accordance with this Section.

(a)	If to the Parent or Company, to:

Odyssey Marine Exploration, Inc.

5215 W. Laurel Street

Suite 210

Tampa, Fl 33607

Attention: Chief Executive Officer

with a copy to:

Akerman LLP

401 E. Jackson Street, Suite 1700

Tampa, FL 33602

Attention: David M. Doney

Facsimile: (813) 218-5404

(b) If to the Lender, to:

Epsilon Acquisitions LLC

c/o: Altos Hornos de Mexico S.A.B. de C.V.

Campos Eliseos No. 29

Col. Rincon del Bosque

11580 Mexico D.F.

Mexico

Attention: General Counsel

Facsimile: 52 866 633-8050

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Maurice M. Lefkort

Facsimile: (212) 728-8111

Section 4.4. Fees, Costs and Expenses. The Parent shall reimburse Lender for its and its Affiliates’ reasonable, out-of-pocket fees, costs and expenses in an amount not to exceed $50,000 incurred in connection with the Contemplated Transaction through the increase in the principal amount of the Note by the amount of such fees, costs and expenses. All fees, costs and expenses incurred by the Parent in connection with this Agreement and the other Transaction Documents and the Contemplated Transactions shall be borne by Parent whether or not the Contemplated Transactions are consummated.

Section 4.5. Publicity and Reports. Each party agrees that, except as otherwise required by Law, it will not issue any reports, statements or releases, in each case relating to the Contemplated Transactions, without the prior written consent of the other parties hereto, which consent shall not unreasonably be withheld or delayed. To the extent disclosure is required by Law, the non-disclosing party shall have the right to review any report, statement or release as promptly as possible prior to its publication and to reasonably consult with the disclosing party with respect to the content thereof.

Section 4.6. Amendments; Waiver.

(a) This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by each of the parties hereto.

(b) A party may by written instrument signed on behalf of such party: (i) extend the time for the performance of any of the obligations or other acts of another party due to it, (ii) waive any inaccuracies in the representations and warranties made to it contained in this Agreement or any Transaction Document, or (iii) waive compliance with any covenants, obligations, or conditions in its favor contained in this Agreement or in any Transaction Document. No claim or right arising out of this Agreement or any Transaction Document can be waived by a party, in whole or in part, unless made in a writing signed by such party. Neither any course of conduct or dealing nor failure or delay by any party in exercising any right, power, or privilege under this Agreement or any of the Transaction Documents will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. A waiver given by a party will be applicable only to the specific instance for which it is given.

Section 4.7. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement, nor any right, duty or obligation of any party hereunder, may be assigned or delegated by the Parent without the prior written consent of Lender. Lender may assign its rights and delegate its obligations hereunder; provided that no such assignment or delegation shall relieve Lender of its obligations hereunder. Any purported assignment of rights or delegation of obligations in violation of this Section will be void. References to a party in this Agreement and in any Transaction Document also refer to such party’s successors and permitted assigns.

Section 4.8. No Third-Party Beneficiaries. Except for the Persons expressly referenced in Section 4.9, nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under, or in respect of, this Agreement the Transaction Documents or any provision contained herein or therein.

Section 4.9. No Recourse Against Nonparty Affiliates. All claims, obligations, liabilities, or causes of action (whether in contract, common or statutory law, equity or otherwise) that arise out of or relate to this Agreement or any other Transaction Document, or the negotiation, execution, or performance of this Agreement or any other Transaction Document (including any representation or warranty made in, in connection with or as an inducement to this Agreement or any other Transaction Document), may be made only against the parties that are signatories to this Agreement or such other Transaction Document, as the case may be (“Contracting Parties”). No Person who is not a Contracting Party, including any officer, employee, member, partner or manager signing this Agreement, the Transaction Documents or any certificate delivered in connection herewith or therewith on behalf of any Contracting Party (“Nonparty Affiliates”) shall have any liability (whether in contract, tort, common or statutory law, equity or otherwise) for any claims, obligations, liabilities or causes of action arising out of, or relating in any manner to, this Agreement or any other Transaction Document or based on, in respect of, or by reason of this Agreement or any other Transaction Document or the negotiation, execution, performance, or breach of the Agreement or any other Transaction Document; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.

Section 4.10. Governing Law. This Agreement, the other Transaction Documents, and any dispute, controversy or proceeding arising out of or relating to this Agreement, the other Transaction Documents, or the Contemplated Transactions or the subject matter hereof or thereof or the relationship among the parties hereto or thereto in connection herewith or therewith (in each case whether in contract, tort, common or statutory law, equity or otherwise) shall be governed by the substantive Laws of the State of Delaware without regard to conflict of law principles thereof or of any other jurisdiction that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 4.11. Exclusive Forum in Designated Courts. Any dispute, controversy, proceeding or claim arising out of or relating to: (i) this Agreement or any other Transaction Document, or any of the Contemplated Transactions or the subject matter hereof or thereof, (ii) the breach, termination, enforcement, interpretation or validity of this Agreement, or any other Transaction Document, including the determination of the scope or applicability of this agreement to arbitrate, or (iii) the relationship among the parties hereto or thereto, in each case, whether in contract, tort, common or statutory law, equity or otherwise, shall be brought exclusively in either (x) the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, (y) if such court lacks subject matter jurisdiction, the United States District Court for the District of Delaware, to the extent that such court has subject matter jurisdiction or (z) if such court lacks subject matter jurisdiction, the courts of the State of

Delaware (the “Designated Court”). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Designated Court and agrees that it will not bring any action whether in tort, contract, common or statutory law, equity or otherwise arising out of or relating to this Agreement or any other Transaction Document or any of the Contemplated Transactions or the subject matter hereof or thereof in any court other than the Designated Court. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or any other Transaction Document, (a) any claim that it is not personally subject to the jurisdiction of the Designated Court, (b) any claim that it or its property is exempt or immune from jurisdiction of the Designated Court or from any legal process commenced in such Designated Court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such Designated Court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, any other Transaction Document, or the subject matter hereof or thereof, may not be enforced in or by such Designated Court.

Section 4.12. Consent to Service of Process. Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 4.3 and agrees that nothing in this Agreement or any other Transaction Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

Section 4.13. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

Section 4.14. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. The parties acknowledge that the awarding of equitable remedies is within the discretion of the applicable court.

Section 4.15. Remedies Cumulative. The rights and remedies of the parties are cumulative and not alternative.

Section 4.16. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 4.17. Signatures/E-delivery; Reproduction of Documents.

(a) A manually signed copy of this Agreement or any other Transaction Documents delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. No legally binding obligation shall be created with respect to a party until such party has delivered or caused to be delivered a manually signed copy of this Agreement.

(b) This Agreement, the other Transaction Documents, and all certificates and documents relating hereto and thereto, including, without limitation, (i) consents, waivers and modifications that may hereafter be executed, (ii) documents received by each party pursuant hereto, and (iii) financial statements and other information previously or hereafter furnished to each party, may be reproduced by each party by electronic digital storage, computer tapes, photographic, photostatic, optical character recognition, microfilm, microcard, miniature photographic or other similar process, and each party may destroy any original document so reproduced. All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as would the original itself in any judicial, arbitration or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by each party in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 4.18. Severability.

(a) If any provision of this Agreement or any other Transaction Document is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement and the other Transaction Documents shall remain in full force, if the essential terms and conditions of this Agreement and the other Transaction Documents for each party remain valid, binding and enforceable. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(b) Any provision of this Agreement or any other Transaction Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 4.19. Adjustments for Share Splits, etc. Wherever in this Agreement there is a reference to a specific number of shares of the Parent of any Class or series, or a price per share, or consideration received in respect of such shares, then, upon the occurrence of any subdivision or consolidation of the shares of such Class or series, the specific number of shares or the price so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such Class or series of shares by such subdivision or consolidation.

Section 4.20. Release. In consideration of, among other things, Lender’s execution and delivery of this Agreement, each of the Parent, the Company, any party claiming on behalf of the Parent or the Company, the Parent or the Company’s equityholders and residual claimants and the respective successors and assigns of each (collectively, the “Releasors”), hereby forever agrees and covenants not to sue or prosecute against the Releasees (as defined in this Section 4.20) and hereby forever waives, releases and discharges each Releasee from, any and all claims (including, without limitation, cross-claims, counterclaims, rights of set-off and recoupment), actions, causes of action, suits, debts, accounts, interests, Liens, promises, warranties, damages and consequential and punitive damages, demands, agreements, bonds, bills, specialties, covenants, controversies, torts, variances, trespasses, judgments, executions, costs, expenses or claims whatsoever (collectively, the “Claims”), that such Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether arising at law or in equity, against Lender in any capacity and its shareholders and “controlling persons” (within the meaning of the federal securities laws), and their respective successors and assigns and each and all of the officers, directors, employees, agents, attorneys, advisors, auditors, consultants, Affiliates and other representatives of each of the foregoing (collectively, the “Releasees”), based in whole or in part on facts whether or not now known, existing on or before the date hereof, that relate to, arise out of or otherwise are in connection with this Agreement or any of the Transaction Documents or any transactions contemplated thereby or any acts or omissions in connection therewith or the negotiation thereof, provided, however, that the foregoing shall not release Lender from its express obligations under this Agreement or any of the Transaction Documents. The provisions of this Section 4.20 shall survive the expiration and termination of this Agreement and any of the Transaction Documents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PARENT:

ODYSSEY MARINE EXPLORATION, INC.

By:	/s/ Mark D. Gordon
	Name:	Mark D. Gordon
	Title:	President & Chief Executive Officer

COMPANY: ODYSSEY MARINE ENTERPRISES, LTD.

By:	/s/ Mark D. Gordon
	Name:	Mark D. Gordon
	Title:	Vice Pres. & Director

[Signature Page to Note Purchase Agreement]

LENDER:

EPSILON ACQUISITIONS LLC

By:	/s/ Alonso Ancira
	Name:	Alonso Ancira
	Title:	Managing Member

[Signature Page to Note Purchase Agreement]

ANNEX A

DEFINITIONS

“Affiliate” has the meaning set forth in Rule 12b-2 of the rules and regulations promulgated under the Exchange Act; provided, however, that for purposes of this Agreement, Lender and its Affiliates, on the one hand, and the Parent and its Affiliates, on the other, shall not be deemed to be “Affiliates” of one another.

“Anti-Corruption Laws” means Laws or Orders relating to anti-bribery and anti-corruption (governmental or commercial) that apply to the business and dealings of the Parent or any of its Subsidiaries, including, without limitation, Laws that prohibit the payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee or commercial entity to obtain a business advantage.

“Anti-Money Laundering Laws” means any Laws or Orders relating to anti-money laundering or terrorism financing that apply to the business and dealings of the Parent or any of its Subsidiaries.

“Approved Monaco Transaction” has the meaning ascribed to such term in the Waiver and Consent, dated March 18, 2016, by and among the Parent, the Company, Penelope Mining LLC, and Minera del Norte S.A. de C.V.

“Business Day” means any day except (a) a Saturday or Sunday or (b) a day on which the New York Stock Exchange or the NASDAQ Stock Market is closed for trading.

“Class” means any class of capital stock of the Parent designated as such in any of the articles of incorporation of the Parent.

“Closing” means the Initial Closing and the Second Closing.

“Closing Date” means the Initial Closing Date and the Second Closing Date.

“Common Stock” means the common stock par value $.0001 per share of Parent.

“Contemplated Transactions” means the transactions contemplated by this Agreement and each of the Transaction Documents, including the issuance of the Common Stock upon conversion of the Note.

“Contract” means any contract, lease, deed, mortgage, license, instrument, note, commitment, undertaking, indenture, joint venture or any other agreement, commitment or legally binding arrangement, whether written or oral.

“Disclosure Schedule” means the disclosure schedule attached hereto.

“Don Diego Project” means the Don Diego West offshore phosphate project, located in the Pacific Ocean approximately 50 km southwest off the coast of Baja California Sur, Mexico.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Pledge” means that certain Pledge Agreement, dated as of March 11, 2015, by and among Minera del Norte S.A. de C.V., the Company and Oceanica.

“Governmental Agency” means any: (x) multinational, federal, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (y) subdivision, agent, commission, board or authority of any of the foregoing; or (z) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

“Lender Material Adverse Effect” means a material adverse effect on the ability of Lender to perform its obligations under the Transaction Documents.

“Knowledge” means that a matter is, as of the applicable date, actually known to, or based on their position and responsibilities would reasonably be expected to be known by, an executive officer of the Parent.

“Law” means: (1) laws (including common law), statutes, by-laws, rules, regulations, orders, ordinances, codes, treaties, decrees, judgments, awards or requirements, in each case of any Governmental Agency, and terms and conditions of any grant of approval, permission, authority or license of any Governmental Agency; and (2) all policies, notices, guidelines, protocols or directions of any Governmental Agency which are binding on the Person referred to in the context in which it is used.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Monaco” means Monaco Financial, LLC.

“Monaco Option” means, to the extent enforceable under applicable Law, the purported right of Monaco to purchase, on or before the date that is the maturity date of any outstanding note under the Loan Agreement dated as of August 14, 2014, by and between the Parent and Monaco, up to 3,174,603 quotas in Oceanica owned by the Company for a price equal to the lesser of $3.15 per quota or the price per quota obtained in certain public offerings.

“Monaco Pledge” means, to the extent enforceable under applicable Law, the purported Lien granted to Monaco by the Company on 10,000,000 quotas in Oceanica, as a security for $10.0 million of indebtedness owed by the Parent to Monaco, pursuant to the Loan Agreement, dated as of August 14, 2014 by and between Monaco and Parent.

“Oceanica” means Oceanica Resources S. de R.L., a Panamanian limitada.

“Oceanica Call” means that certain Call Option Agreement, dated as of March 11, 2015, as amended April 10, 2015, by and between the Company and Minera del Norte S.A. de C.V.

“OFAC Laws” means any statutory and regulatory requirements of the laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Order” means any judgment, writ, decree, injunction, order, compliance agreement or settlement agreement of or with any Governmental Agency.

“Permit” means any permit, approval, consent, authorization, license, variance, or permission required by a Governmental Agency under any Law.

“Permitted Liens” means, with respect to any asset, (i) covenants, conditions, restrictions, encroachments, encumbrances, easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other imperfections of title (other than a Lien securing any indebtedness) with respect to such asset which, individually or in the aggregate, does not materially detract from the value of, or materially interfere with the present occupancy or use of, such asset and the continuation of the present occupancy or use of such asset; (ii) unfiled mechanic’s, materialmen’s and similar Liens with respect to amounts not yet due and payable or which are being contested in good faith through appropriate proceedings and, for which adequate reserves in accordance with GAAP are reflected on the consolidated balance sheet of the Parent included in the Parent Reports; (iii) Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate proceedings and, for which adequate reserves in accordance with GAAP are reflected on the consolidated balance sheet of the Parent included in the Parent Reports; and (iv) Liens securing rental payments under capital lease arrangements, which capital lease arrangements are reflected in accordance with GAAP on the consolidated balance sheet of the Parent included in the Parent Reports.

“Person” means an individual, partnership, corporation, limited liability Parent, business trust, joint stock Parent, trust, unincorporated association, joint venture or any other entity or organization.

“Preferred Stock” means the preferred stock par value $.0001 per share of Parent.

“Proceedings” means any action, suit, litigation, arbitration, legal administrative or other civil or criminal proceeding, at law or in equity, or, to the extent within the Knowledge of the Parent or the knowledge of the Lender, as applicable, any investigation by or before any Governmental Agency.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and between the Parent and the Lender.

“SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“Stockholders” means the stockholders of the Parent.

“Subsidiary” means, with respect to a Person other than a natural person: (a) any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of a certain event or contingency) are at the time owned directly or indirectly by such specified body corporate, (b) any body corporate, partnership, joint venture or other entity over which the Person in question exercises direction or control or which is in a like relation to a subsidiary described in clause (a); and (c) any “subsidiary” as defined in Rule 405 promulgated under the Securities Act.

“Taxes” means all federal, state, local, foreign and other taxes, assessments and water and sewer charges and rents, including without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, withholding, Social Security, unemployment, real property, personal property, property gains, registration, capital stock, value added, single business, occupation, workers’ compensation, alternative or add-on minimum, estimated, or other tax, including without limitation, any interest, penalties or additions thereto.

“Transaction Documents” means this Agreement, the Note, the Pledge Agreements, the Registration Rights Agreement and any and all certificates, agreements, documents or other instruments to be executed and delivered by any Person in connection with such documents, any exhibits, attachments or schedules to any of the foregoing and any other written agreement that is expressly identified as a Transaction Document, as any of the foregoing may be amended, supplemented or otherwise modified from time to time.

ANNEX B

CROSS REFERENCE SHEET OF TERMS DEFINED HEREIN

Terms	Section

Agreement	Preamble
Board of Directors	Section 2.2(c)
Claims	Section 4.20
Company	Preamble
Contracting Parties	Section 4.9
Designated Court	Section 4.11
Enforceability Exceptions	Section 2.2(b)
Existing Loan	Section 1.4(a)(i)
GAAP	Section 2.8(d)
Initial Loan	Section 1.2(a)
Initial Closing	Section 1.2(b)
Initial Closing Date	Section 1.2(b)
Intermediate Holdcos	Section 1.3(a)(iii)
Lender	Preamble
Loan	Section 1.1
Material Adverse Effect	Section 2.6
MEH	Section 1.3(a)(iii)
MEH-Parent Pledge Agreement	Section 1.3(a)(iii)
Nonparty Affiliates	Section 4.9
Note	Recitals
OME Pledge Agreement	Section 1.3(a)(ii)
Parent	Preamble
Parent Reports	Section 2.8(a)
Pledge Agreements	Section 1.3(a)(iii)
Pledged Oceanica Shares	Section 1.3(a)(ii)
Project Mineral Rights	Section 2.7(e)
Project Permit	Section 2.7(d)
Releasors	Section 4.20
Releasees	Section 4.20
Second Loan	Section 1.4(a)
Second Closing	Section 1.4(b)
Second Closing Date	Section 1.4(b)
Second Loan	Section 1.4(a)
Stock Purchase Agreement	Section2.5(d)
Takeover Laws	Section 2.15

B - 1

EXHIBIT A

NOTE

Ex. A - 1

EXHIBIT B

OME PLEDGE AGREEMENT

Ex. B - 1

EXHIBIT C

MEH-PARENT PLEDGE AGREEMENT

Ex. C - 1

EXHIBIT D

REGISTRATION RIGHTS AGREEMENT

Ex. D - 1